UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 11, 2010
Date of Report (Date of Earliest Event Reported)

IntelGenx Technologies Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-31187	870299034
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6425 Abrams, Ville St- Laurent, Quebec, Canada	H4S 1X9

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (514) 331-7440

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

IntelGenx Corp. today announced that it has acquired full rights to, and ownership of, CPI-300, a novel, high strength formulation of Bupropion hydrochloride (“HCl”), the active ingredient in Wellbutrin XL®.

On May 7, 2010, IntelGenx executed a Project Transfer Agreement (“Agreement”) with Cary Pharmaceuticals Inc. (“Cary”), its former development partner, whereby Cary assigned its 50% ownership stake in CPI-300 to IntelGenx. Pursuant to the Agreement, IntelGenx and Cary (“the Parties”) have agreed to terminate the Collaborative Agreement entered into in November 2007 and the Parties further agreed that the CPI-300 project will be transferred and assigned to IntelGenx. In addition, Cary has assigned to IntelGenx all rights and interest in the regulatory approvals that Cary has or may have had, including the New Drug Application (“NDA”), and IntelGenx will be responsible for the costs associated therewith. IntelGenx will have full and complete authority with respect to the prosecution and/or amendment of the NDA and the commercialization of the product and/or the technology encompassed in the CPI-300 project. IntelGenx will also assume all obligations to, and responsibility for, the Biovail litigation, including the costs thereof. In addition to certain potential pre-commercialization payments, IntelGenx will pay Cary, upon commercialization of CPI-300, 10% of sales royalties received by IntelGenx and 3% of upfront payments received by IntelGenx should a distribution agreement be signed in the future.

Item 9.01 Exhibits

Exhibit	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELGENX TECHNOLOGIES CORP.

Dated: May 11, 2010	By: /s/ Horst Zerbe
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Horst G.Zerbe
President and Chief
Executive Officer